Exhibit h.6

               Fund Accounting and Fund
                Administration Services
                  Annual Fee Schedule

                                                       Exhibit A

       Separate Series of Frontegra Funds, Inc.

          Name of Series                           Date Added

          Frontegra Total Return Bond Fund        September 1, 1999
          Frontegra Opportunity Fund              September 1, 1999
          Frontegra Growth Fund                   September 1, 1999
          Frontegra Emerging Growth Fund          December 31, 1999
          Frontegra Investment Grade Bond Fund     January 31, 2001


     .14 of 1% (14 basis points) on the first $50 million per Fund .04 of 1% (4 basis points) on the next $450 million per Fund
     .03 of 1% (3 basis points) on the average net assets exceeding
          $500 million per Fund

Minimum annual fee of $48,000 per Fund

The  Frontegra  Growth Fund and any  additional  series
will  receive  a  10% discount for the  first  six  (6)
months

Plus out-of-pocket expense reimbursements, including but not limited to:
          Postage
          Programming
          Stationery
          Proxies, Insurance
          Retention of records
          Special reports
          Federal and state regulatory filing fees
          Certain insurance premiums
          Expenses from board of directors meetings
          Auditing and legal expenses


Fees  and out-of-pocket expenses are billed to the Fund monthly.